THIS SERVICES AGREEMENT is made effective the 1st day of July, 2012

BETWEEN:

GOLD GROUP MANAGEMENT INC., a company incorporated under the laws of British Columbia and having its office at 200 Burrard Street, Suite 650, Vancouver, BC  V6C 3L6

(hereinafter called “Gold Group”)

AND:

FOCUS VENTURES LTD., a company incorporated under the laws of British Columbia and having an office at 200 Burrard Street, Suite 650, Vancouver, BC  V6C 3L6

(hereinafter called the “Corporation”)

WHEREAS Gold Group provides various administrative, management and other related services, and the Corporation wishes to engage Gold Group to provide the services set out below.

NOW THEREFORE THE PARTIES HAVE AGREED and do hereby agree as follows:

1.0

SCOPE OF SERVICES

During the term of this Agreement, Gold Group will provide the services (the “Services”) described in Schedule “A” attached hereto.

2.0

RETAINER, FEES AND EXPENSES

2.1

The Corporation will pay to Gold Group the following:

(a)

upon execution of this Agreement, an initial retainer (the “Retainer”) of $60,000, representing a three (3) month deposit;

(b)

during the term of, and in accordance with the provisions of, this Agreement, a monthly fee (the “Monthly Fee”) which represents the Corporation’s share of Gold Group’s costs to provide the Services.

2.2

The Monthly Fee will include any out-of-pocket expenses paid by Gold Group on behalf of the Corporation which are over and above the standard costs of providing the Services, such as travel, conferences, etc., and which will be incurred only upon prior approval by the Corporation. Any such costs that are shared by the Corporation with other clients of Gold Group will be charged to the Corporation based on allocations mutually agreed upon amongst the Corporation, Gold Group and such other clients.  Gold Group reserves the right to issue interim invoices for significant expenses to be incurred.

2.3

Gold Group reserves the right to review on a quarterly basis the average Monthly Fee actually charged to the, Corporation and if appropriate as a result of such review, charge the Corporation an amount to increase the Retainer held.

3.0

INVOICING

3.1

Gold Group will deliver to the Corporation on or before the 15th day of each month, an Invoice setting out the Monthly Fee payable to Gold Group for the previous calendar month pursuant to Section 2.0 hereto.

3.2

Invoices will be payable immediately upon receipt and will be considered overdue if not paid by the 25th day of the calendar month that the Invoice was received.

3.3

The Corporation will pay interest on overdue accounts at a rate of 1% per month, compounded monthly (being an annual interest rate of 12.68%).

3.4

In the event collection procedures must be initiated for overdue Invoices, the Corporation will pay all such collection costs, including but not limited to, legal fees.

4.0

TERM OF AGREEMENT

4.1

The term of this Agreement will commence on the date hereof.

4.2

Either party may terminate this Agreement:

(a)

at any time by written notice to the other party, if the other party becomes insolvent, is unable to discharge its obligations as they become due, makes an assignment for the benefit of its creditors, or a petition in bankruptcy is filed against it;

(b)

by providing one (1) month’s written notice to the other party, if the other party (the “Defaulting Party”) is in default of any provision of this Agreement, and the Defaulting Party has not remedied such default within ten (10) business days of receipt of notice of such default; or

(c)

by providing three (3) months’ written notice to the other party.

4.3

No later than fifteen (15) calendar days following the effective date of termination of this Agreement, Gold Group will provide to the Corporation a final Invoice (the “Final Invoice”) for any Fees owing as at the date of termination, and pay to the Corporation the amount of the Retainer previously paid by the Corporation, less the amount of the Final Invoice.

4.4

Upon termination of this Agreement in accordance with paragraphs 4.1 to 4.3 above, neither Gold Group nor the Corporation will have any further rights or obligations under this Agreement other than pursuant to paragraph 6 which will survive the termination of this Agreement.

5.0

CONFIDENTIALITY

5.1

Gold Group will use its best efforts to preserve and protect any confidential information concerning the business and financial affairs of the Corporation or any of its dealings, transactions or affairs which may be disclosed to Gold Group by the employees, officers or agents of the Corporation during the term of this Agreement.  Without restricting the generality of the foregoing, Gold Group will not disclose any of the aforesaid information to third parties without the prior written consent of the Corporation, except that such consent will not be required where the information is disclosed:

(a)

to the employees, officers or agents of Gold Group to enable such persons to assist Gold Group in providing the Services;

(b)

pursuant to any law, statute, regulation, ordinance or administrative, regulatory or judicial order; or

(c)

to any other person or party which Gold Group requires to assist in providing the Services.

The above covenants as to confidentiality will not apply to any information which:

(a)

through no act or omission of Gold Group, becomes generally known or part of the public domain;

(b)

is furnished to others by the Corporation without restriction of disclosure; or

(c)

is furnished to Gold Group by a third party.

6.0

INDEMNIFICATION

6.1

The Corporation will indemnify and save Gold Group, its directors, employees, officers, representatives and agents, harmless from and against all liability including all actions, claims, damages, costs and legal fees which Gold Group may incur or be a party to, arising out of actions taken or statements made by Gold Group at the Corporation’s request or based upon information supplied or approved by the Corporation.

7.0

DUTIES OF GOLD GROUP

Gold Group may, in its sole discretion refuse to provide a Service contracted for hereunder if Gold Group determines the action may not be in the best interests of Gold Group.  Such refusal will not constitute a default of this Agreement.

8.0

GENERAL PROVISIONS

8.1

The provisions of this Agreement will be enforceable notwithstanding the existence of any claim or cause of action of the Corporation against Gold Group whether predicated on this agreement or otherwise.

8.2

This Agreement is and will be governed and construed in accordance with the laws of the Province of British Columbia and the parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.

8.3

This Agreement represents the entire understanding of the parties with respect to the specific subject matter of this Agreement and supersedes all previous understandings, written or oral, between the parties with respect to the subject matter.

8.4

This Agreement may only be amended by written agreement between the parties hereto, and neither party will assign its interest hereunder without the express written consent of the other.

8.5

The legal relationship between the parties hereto is that of independent contracting parties and is not and will not be deemed to be any other form of legal relationship, including, without limiting the generality of the foregoing, joint venture, partners or principal and agent.

8.6

Time will be of the essence of this agreement.

8.7

The headings used in this Agreement are for convenience of reference only and do not form part of this Agreement and are not to be used in the interpretation thereof.

8.8

If any part of this Agreement is found to be void or unenforceable in whole or in part, it will not be deemed to effect or impair the validity of any other part of this agreement which will continue in full force and effect and be construed as if this agreement had been executed without the invalid part and it is hereby declared the intention of the parties that this agreement would have been executed without reference to any part which may, for any reason, be determined to be void or unenforceable.

8.9

The failure of by a party to insist, in one or more instances, upon the performance of any term or terms of this Agreement will not be construed as a waiver by the other party to require such performance in the future, performance of any such terms and the obligations of the parties will continue in full force and effect.

8.10

Any notice or any writing required or permitted to be given hereunder will be sufficiently given if delivered personally or transmitted by telecopier to the addresses or facsimile numbers of the parties set out below:

(a)

If to Gold Group:

Gold Group Management Inc.

200 Burrard Street, Suite 650

Vancouver, BC  V6C 3L6

Attention:  Simon Ridgway

Email:  simonr@goldgroup.com

With a copy to:  Sally Whittall

Email:  sallyw@goldgroup.com

(b)

If to the Corporation:

Focus Ventures Ltd.

200 Burrard Street, Suite 650

Vancouver, BC  V6C 3L6

Attention:   David Cass

Email:  davidc@goldgroup.com

Such notice will be deemed to have been received, if received during the normal business hours of the recipient on the date of delivery or transmission.  If such notice is received after the end of such normal business hours, it will be deemed to have been received on the next business day following the date of delivery or transmission.  Any party may, from time to time, by notice in writing, change its address for the purposes of this paragraph.

8.11

This agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have caused this agreement to be executed as of the day and year first above written.

GOLD GROUP MANAGEMENT INC.

Per:      /s/ Simon Ridgway

Simon Ridgway, President

FOCUS VENTURES LTD.

Per:    /s/ David Cass

David Cass, President

SCHEDULE “A”

SCOPE OF SERVICES

(a)

General Office and Personnel

General office facilities, equipment and services including, but not limited to:

•

office space including kitchen, geological room and two boardrooms.

•

reception, accounting, general clerical, investor relations, and geological personnel.

•

group health plan for Gold Group personnel.

•

as applicable, cost of hiring new Gold Group personnel, and termination notice / severance costs for any departing personnel of Gold Group, the amount of such costs to be determined by Gold Group in its sole discretion.

•

office supplies, photocopier / scanner, trade publications, postage machine.

•

computer servers and maintenance thereof, for Blackberry cellphones, document storage, email and internet access.

•

SEDAR Filer account.

•

cell phone usage by Gold Group personnel.

•

off-site storage.

•

Gold Group’s internal costs required to provide the Services, including, but not limited to, the cost of accounting employee(s).

(b)

Financial Reporting

The services of Kevin Bales as Chief Financial Officer of the Corporation, whose duties include but are not limited to, managing the Corporation’s quarterly and annual financial statements and MD&A; and liaise with the Corporation’s auditor and tax advisors to complete annual audit and corporate income tax returns.

(c)

Corporate

The services of Sally Whittall as Corporate Secretary of the Corporation, whose duties include but are not limited to, preparing directors’ resolutions; managing directors’ and shareholders’ meetings; preparing corporate governance documents; preparing documentation related to and making filings with the applicable securities regulators, stock exchange(s) and other regulators; news release dissemination; and generally assisting the management of the Corporation.